Exhibit 10.13

GRAIL, LLC

CASH-BASED INCENTIVE AWARD

[DATE]

[NAME]

Dear [NAME],

Congratulations! GRAIL, LLC (the “Company”) is pleased to award this Cash-Based Incentive Award (the “Award” and this agreement, this “Agreement”) to you, effective as of [DATE] (the “Grant Date”), pursuant to which you will be eligible to earn a dollar-denominated incentive award, subject to vesting over approximately a [one (1)]1 [two (2)]2-year period based on your continued service with the Company (or any successor thereto), or any of its subsidiaries or affiliates as an employee or consultant (“Continued Service”).

We are excited to provide you with this valuable Award, and hope that it will help provide a meaningful incentive for you to continue to help grow the Company with us. The Award is subject in its entirety to the terms and conditions set forth herein. Capitalized but undefined terms have the meanings set forth on Exhibit A hereto.

1. General Terms.

(a) Award Value. The value of your Award shall be $[____] ( the “Aggregate Award Value”).

(b) Vesting; Forfeiture.

(i) General. The Award shall vest [in full on March 14, 2025]3 [over two (2 years as to one-half (1/2) of the Award on each of [____], 2025 and [______], 2026 in each case]4, subject to your Continued Service through the [applicable]5 Vesting Date.

(ii) Termination of Service. Except as expressly provided in this Agreement, and notwithstanding anything to the contrary in any employment agreement or offer letter you are a party to, if you terminate Continued Service for any reason, any portion of the Award that remains unvested as of such termination shall be cancelled and forfeited as of the date of such termination, and you shall have no further rights or interest therein. In addition, if the Company terminates your Continued Service for Cause, then any portion of the Award that remains unpaid as of such termination (including any then-unvested portion of the Award) shall be cancelled and forfeited as of the date of such termination, and you shall have no further rights or interest therein.

(c) Accelerated Vesting. Notwithstanding anything set forth in this Agreement or in any employment agreement or offer letter to the contrary:

[1]	For refresh grants.
[2]	Two-year vesting period for new hires.
[3]	For refresh grants.
[4]	Vesting dates to be set at first and second anniversaries of grant date for new hires.
[5]	For new hires.

(i) Death and Disability. If your Continued Service terminates due to death or Disability, the Award shall become fully vested (to the extent then unvested) as of the date of such termination.

(ii) Change in Control. In connection with a Change in Control any then-unvested portion of the Award shall continue to vest following such Change in Control in accordance with the terms and conditions set forth herein (including your continued employment through the vesting date). If, following such Change in Control, your Continued Service is terminated by the Company and its affiliates without Cause or by you for Good Reason, the Award shall become fully vested (to the extent then unvested) as of the date of such termination. For the avoidance of doubt, (x) the mergers consummated on August 18, 2021 pursuant to that certain Agreement and Plan of Merger dated as of September 20, 2020, as amended, with Parent, SDG Ops, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, and SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (the “Prior Merger”) shall not constitute a Change in Control for purposes of this Agreement and (y) the Award shall not be subject to any acceleration terms, including a change of control as that term may or may not be defined, contained in any offer letter or employment agreement to which you are a party.

(d) Payment. Subject to Sections 2(a), 3(b) and 3(h)(ii) below, upon or within thirty (30) days following an applicable Vesting Date, the Company shall settle the Award in cash (by check or wire transfer), as determined by the Company in its sole discretion, equal to [the product of (i) the portion of the Award vesting on such Vesting Date (i.e., 50% or, if accelerated vesting occurs before the first Vesting Date, 100%), multiplied by (ii)]6 the Aggregate Award Value.

2. RSU Conversion.

(a) RSU Conversion Right. Notwithstanding anything set forth in this Agreement to the contrary, effective as of the consummation of a Capital Markets Transaction, any then unvested portion of the Award shall be converted into a number of restricted stock units with respect to the Company’s (or its successor or parent company’s) common stock (“Shares”) determined by dividing the Aggregate Award Value of such unvested portion of the Award as of the date of such conversion attributable to such Award by the Company Conversion Price, rounded to the nearest whole Share (each, a “Company RSU” and such conversion, a “Company RSU Conversion”). In the event of a Company RSU Conversion, (i) any resulting Company RSUs shall be subject to the same vesting (including acceleration, if any), forfeiture and payment/settlement timing provisions as applied to the underlying portion of the Award immediately prior to the Company RSU Conversion, (ii) all Company RSUs shall be subject to the terms and conditions of any applicable Company incentive equity plan and Company RSU award agreement (your execution of which shall be a condition to your receipt of the Company RSUs, and your failure to execute such an agreement shall result in your forfeiture of the Award), which shall not be inconsistent with the requirements of the preceding clause (i), (iii) other than as provided in the succeeding clause (iv), following a Company RSU Conversion, the Award shall be paid/settled in the form of Shares and (iv) any portion of the Award that was vested but unpaid as of the date of a Company RSU Conversion (if any) shall be, at the Company’s election, paid in cash as provided in Section 1 above or included as part of the Aggregate Award Value for purposes of the Company RSU Conversion (with such portion representing vested Company RSUs).

[6]	For new hires.

(b) Further Assurances. Without limiting the generality of the foregoing, you agree to take any and all actions, including without limitation executing and delivering any and all documents that may be reasonably requested by the Company in furtherance of a Company RSU Conversion or as otherwise necessary or desirable to effectuate the foregoing.

3. Prior Company Awards. As a condition to receiving the Award, to the extent you were granted cash-based equity appreciation awards by the Company or any of its subsidiaries on or prior to the date hereof (the “Prior Company Awards”), you hereby (i) acknowledge that you read and understand the description of the treatment of your Prior Company Awards in connection with the contemplated Spin-Off set forth in the Preliminary Information Statement that is an exhibit to the Registration Statement on Form 10 filed by the Company with the Securities and Exchange Commission on May 6, 2024, which summarizes the treatment provided for in that certain Employee Matters Agreement expected to be entered into between the Company and Parent in connection with such Spin-Off (the “EMA”), and (ii) acknowledge and agree that your outstanding Prior Company Awards will be treated as provided for in the EMA in connection with such Spin-Off.

4. Miscellaneous.

(a) Administration. The Compensation Committee governs the terms and conditions of this Award and this Agreement. On or prior to a Change in Control or Capital Markets Transaction, the Compensation Committee shall, in its sole discretion, (i) make all determinations and interpretations under this Agreement, including without limitation, relating to the Converted Award, accelerate all or any portion of the vesting and/or payment of the Award, the nature of any termination of Continued Service, the impact of any leave of absence on vesting, and otherwise with respect to the Award, and (ii) have the authority to correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Award in the manner and to the extent it shall deem necessary or appropriate to carry out the intended treatment of the Award. Following a Change in Control or Capital Markets Transaction, the Company, Purchaser or their respective boards or committees thereof shall have the sole authority described in the foregoing sentence. All such determinations shall be final and binding on you and on all other persons having or claiming any interest in the potential payments specified herein.

(b) Withholding. All payments hereunder will be subject to any required tax withholding pursuant to any applicable law or regulation, and the Company and its subsidiaries and affiliates shall be entitled to withhold any and all such taxes and other authorized deductions from amounts payable hereunder, in such form of consideration as the Company may deem acceptable, or to require you to remit to the Company or any of its subsidiaries or affiliates (as applicable), an amount sufficient to satisfy any such taxes and other deductions.

(c) No Right to Continued Service. Nothing in this Agreement shall confer upon you any right to continue as an employee or any other service provider of the Company or any of its subsidiaries or affiliates, nor interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without Cause.

(d) Clawback. The Award (and any amounts payable or issuable hereunder, as applicable) shall be subject to any applicable clawback, recoupment or similar policy in effect on the date hereof or as may be adopted or maintained by the Company or any of its subsidiaries or affiliates following the date hereof, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

(e) Unsecured Obligation; Not an Equity Interest. The Award will at all times prior to settlement or payment represent an unsecured Company obligation payable only from the Company’s general assets. This Agreement confers no rights or interests other than as herein provided, including for clarity any rights or interests to any securities or assets of the Company or any of its subsidiaries or affiliates. Neither you nor any person claiming under or through you shall have any of the rights or privileges of a stockholder of the Company hereunder.

(f) Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Company.

(g) Notices. Any notice, demand or request required or permitted to be given hereunder by the parties hereto shall be in writing and shall be deemed given and received: (i) upon delivery, if delivered in person or by e-mail, (ii) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to (A) if to the Company, the Company’s General Counsel at the Company’s principal office, (B) if to you, at your last known address in the Company’s personnel files, or (C) such other address as either party may request by notifying the other in writing in accordance herewith.

(h) Section 409A.

(i) The Company intends that the Award be structured in compliance with, or to satisfy an exemption from, Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply in connection with the Award. Nevertheless, to the extent that the Company determines that the Award (or any portion thereof) may not be exempt from or compliant with Section 409A, the Company may amend this Agreement in a manner intended to comply with the requirements of Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to preserve the intended tax treatment of the benefits provided with respect to the Award (or such portion thereof), provided, that this Section 3(h) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other such actions or create any liability on the part of the Company or any of its subsidiaries and affiliates or any other person for any failure to do so. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A.

(ii) For purposes of Section 409A, your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding the foregoing, in no event will the Award (or any portion thereof), to the extent earned, be settled or paid to you during the six (6)-month period following your “separation from service” within the meaning of Section 409A if the Company determines that paying such amounts at the time or times indicated in this Agreement would, in any case, be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh (7th) month following the date of your “separation from service” (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Award (or such portion thereof), to the extent earned, will be settled or paid in the amount and form that would have otherwise been payable to you during such period.

(i) Parachute Payment Limitations. Notwithstanding anything set forth in this Agreement to the contrary (or any other agreement entered into by and between you and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any other amounts or benefits paid to you by the Company or any of its subsidiaries and affiliates (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject you to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 4(i) shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to you without you incurring an Excise Tax, then, solely to the extent that you would be better off on an after-tax basis by receiving the maximum amount which may be paid hereunder without you becoming subject to the Excise Tax, the amounts payable to you under this Agreement or otherwise shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without you becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event you receive reduced payments and benefits as a result of application of this Section 3(i), you shall have the right to designate which of the payments and benefits otherwise set forth herein shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be “nonqualified deferred compensation” for purposes of Section 409A, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A and that are due at the latest future date.

(j) No Tax Advice. None of the Company or any of its subsidiaries and affiliates has made any warranties or representations to you with respect to the tax consequences associated with this Agreement or the Award conferred hereby, the potential payments specified herein or otherwise with respect to the transactions contemplated hereby, and you are in no manner relying on the Company or any of its subsidiaries, affiliates or representatives for tax advice. You are advised to consult with your own tax advisor with respect to such tax consequences.

(k) Entire Agreement. This Agreement constitutes the final and entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect to the subject matter hereof.

(l) Amendment; Waivers. This Agreement and the Award granted hereby may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by (i) the Company as delegated by the Compensation Committee if such amendment, modification, suspension or termination occurs on or prior to a Change in Control or Capital Markets Transaction or (ii) the Company if such amendment, modification, suspension or termination occurs after a Change in Control or Capital Markets Transaction, in each case, provided, that except as may otherwise be expressly provided herein, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Award (or any portion thereof) unless agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by the Company of a breach of any provision of this Agreement by you, or of your obligation to comply with any condition or provision of this Agreement, will operate or be construed as a waiver by the Company of any subsequent breach of, or obligation to comply with, any similar or dissimilar provision or condition at the same or any subsequent time. The failure of the Company to take any action by reason of any such breach will not deprive the Company of the right to take action at any time.

(m) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to such state’s conflict of laws rules.

(n) Severability. If, for any reason, one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the provision will be severable from, and the invalidity, illegality and/or unenforceability of the provision will not be construed to have any effect on, the remaining provisions of this Agreement, which will remain in full force and effect.

(o) Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

(p) Counterparts. This Agreement may be executed manually or electronically in any number of counterparts, any of which may be executed and transmitted by facsimile or email (including portable document format (.PDF) and any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE “COMPANY”
GRAIL, LLC
a Delaware limited liability company

By:
Name:	Robert P Ragusa
Title:	Chief Executive Officer,
GRAIL, LLC

You hereby accept and agree to be bound by all of the terms and conditions of this Agreement.

Name:
Date:

Certain Definitions

(a)	“Capital Markets Transaction” means a Spin-Off or Split-Off and approved of such by the Compensation Committee.

(b)

“Cause” shall include, but not be limited to: (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or Parent or any of its subsidiaries or affiliates or any material breach of a written agreement between you and the Company or any of its subsidiaries or affiliates or applicable Company or affiliate policy, including, without limitation, a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) your commission of, indictment for or the entry of your plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) your failure to substantially perform your duties for Company; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by you against the Company or any of its subsidiaries or affiliates; or (v) any acts, omissions or statements by you which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its subsidiaries or affiliates.

(c)

“Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or Parent (or a group of third parties not affiliated with the Company or Parent) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction, in each case, and which is approved by the Commission; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which Parent or its affiliate continues to hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of Parent or the Company; (C) an initial public offering of any of the Company’s securities or a de-SPAC or similar go-public transaction involving the Company; (D) a reincorporation of the Company solely to change its jurisdiction; (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction or (F) a Capital Markets Transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(d)	“Commission” means the European Commission.

(e)

“Company Conversion Price” means the average of the volume weighted average per share price of the Company Stock on the first four trading days immediately following the consummation of a Capital Markets Transaction.

(f)	“Company RSU” means a restricted stock unit covering one share of the Company’s common stock.

(g)	“Compensation Committee” means a committee of Directors appointed by the Board of the Parent.

(h)

“Disability” means you would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or Parent or any of its subsidiaries or affiliates to which you provide services regardless of whether you are covered by such policy. If the Company or Parent or any of its subsidiaries or affiliates does not have a long-term disability policy in place, “Disability” means that you are unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. You shall not be considered to have incurred a Disability unless you furnish proof of such impairment sufficient to satisfy the Company in its discretion.

(i)

“Good Reason” means (i) a material diminution in your base salary, unless such a salary reduction is imposed across-the-board to senior management of the Company or (ii) a material change in the geographic location at which you must regularly perform your duties, except for reasonably required travel on the Company’s or any of its successor’s or affiliate’s business; provided that any relocation back to the Company office from remote work will not be considered a relocation of your principal place of employment with the Company for purposes of this definition. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) you have provided the Company, within sixty (60) days of the initial occurrence of the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (B) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (C) your resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

(j)	“Parent” means Illumina, Inc., a Delaware corporation.

(k)	“Parent Board” means Parent’s Board of Directors and any duly appointed committee thereof.

(l)	“Spin-Off” means a pro rata dividend of Shares to Parent’s shareholders.

(m)	“Split-Off” means an offer to Parent’s shareholders to exchange Parent shares held by such shareholders for Shares.

(n)	“Vesting Date” means any date on which any portion of the Award becomes vested in accordance with Section 1 above.